Exhibit 1

MI Developments Inc. 455 Magna Drive Aurora, Ontario L4G 7A9

MI DEVELOPMENTS ANNOUNCES CONFIRMATION BY THE BANKRUPTCY COURT
OF THE MAGNA ENTERTAINMENT PLAN OF REORGANIZATION

April 26, 2010, Aurora, Ontario, Canada – MI Developments Inc. (“MID”) (TSX: MIM.A, MIM.B; NYSE: MIM) today announced that the Plan of Reorganization in respect of Magna Entertainment Corp. (“MEC”) and certain of its subsidiaries, jointly proposed by MEC, MID and the Official Committee of Unsecured Creditors of MEC (the “Creditors Committee”), has been confirmed by order of the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The original litigation settlement, to be implemented by the Plan, was announced by MID on January 11, 2010.

“We are thankful that the bankruptcy process is drawing to a close and we have recovered value for our loans,” stated Dennis Mills, MID’s Vice-Chairman and Chief Executive Officer. “As we proceed to take ownership of the acquired assets, we look forward to implementing individual plans for each asset to improve and maximize their economic values.”

Under the terms of the Plan, in exchange for the dismissal with prejudice of the action commenced by the Creditors Committee in the Bankruptcy Court and releases of MID, its affiliates, and all current and former officers and directors of MID and MEC and their respective affiliates, the unsecured creditors of MEC will receive US$89 million in cash plus US$1.5 million as a reimbursement for certain expenses in connection with the action.

In addition, under the terms of the Plan and in full satisfaction and release of all MID’s claims against the MEC and its debtor subsidiaries, certain assets of MEC will be transferred to MID, including among other assets, Santa Anita Park, Golden Gate Fields, Gulfstream Park (including MEC’s interest in The Village at Gulfstream Park, a joint venture between MEC and Forest City Enterprises, Inc.), The Maryland Jockey Club, AmTote International, Inc. and XpressBet, Inc.

With respect to the non-real estate related MEC assets that will be transferred to MID as contemplated by the Plan, MID intends to later announce certain forbearance terms or funding limitations or other restrictions to be approved by the Special Committee with respect to any future investments by MID in, or funding to be made by MID in respect of, such assets.

The Plan will not become effective unless and until the conditions set forth in the Plan have been satisfied or waived, including the receipt by MID and MEC of regulatory approvals pursuant to the Plan. MID expects the effective date of the Plan to occur on April 30, 2010.

About MID:  MID is a real estate operating company engaged primarily in the acquisition, development, construction, leasing, management and ownership of a predominantly industrial rental portfolio leased primarily to Magna International Inc. and its automotive operating units in North America and Europe. MID also acquires land that it intends to develop for mixed-use and residential projects. For further information about MID, please visit www.midevelopments.com or call 905-713-6322. At www.sedar.com and www.sec.gov you can also find MID’s filings.

Forward-Looking Statements:  This press release may contain statements that, to the extent they are not recitations of historical fact, constitute “forward-looking statements” within the meaning of applicable securities legislation, including the United States Securities Act of 1933 and the United States Securities Exchange Act of 1934. Forward-looking statements may include, among others, statements relating to the MEC Chapter 11 Proceeding and MID’s participation therein and statements regarding MID’s future plans, goals, strategies, intentions, beliefs, estimates, costs, objectives, economic performance or expectations, or the assumptions underlying any of the foregoing. Words such as “may”, “would”, “could”, “will”, “likely”, “expect”, “anticipate”, “believe”, “intend”, “plan”, “forecast”, “project”, “estimate” and similar expressions are used to identify forward-looking statements. Forward-looking statements should not be read as guarantees of future events, performance or results and will not necessarily be accurate indications of whether or the times at or by which such future performance will be achieved. Undue reliance should not be placed on such statements. Forward-looking statements are based on information available at the time and/or management’s good faith assumptions and analyses made in light of our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances, and are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond MID’s control, that could cause actual events or results to differ materially from such forward-looking statements. Important factors that could cause such differences include, but are not limited to, the risks and uncertainties inherent in the MEC Chapter 11 Proceeding, including the success or timing of the implementation of the Joint Plan of Affiliated Debtors, the Official Committee of Unsecured Creditors, MID and MI Developments US Financing Inc., the success or timing of the auction of MEC’s assets, and the outcome any proceedings related to the MEC Chapter 11 Proceeding or MID’s involvement therein (including as a result of any objections raised with the Bankruptcy Court), and the risks set forth in the “Risk Factors” section in MID’s Annual Information Form for 2009, filed on SEDAR at www.sedar.com and attached as Exhibit 1 to MID’s Annual Report on Form 40-F for the year ended December 31, 2009, which investors are strongly advised to review. The “Risk Factors” section also contains information about the material factors or assumptions underlying such forward-looking statements. Forward-looking statements speak only as of the date the statements were made and unless otherwise required by applicable securities laws, MID expressly disclaims any intention and undertakes no obligation to update or revise any forward-looking statements contained in this press release to reflect subsequent information, events or circumstances or otherwise.